UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 000-03718

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K   [ ] Form 20-F   [ ] Form 10-Q    [ ] Form N-SAR

               [ ] Form 10-KSB

         For Period Ended:

         [ X]     Transition Report of Form 10-K
         [  ]     Transition Report of Form 20-F
         [  ]     Transition Report of Form 11-K
         [  ]     Transition Report of Form 10-Q
         [  ]     Transition Report of Form N-SAR
         For the Transition Period Ended: June 30, 2001

PART I --         REGISTRANT INFORMATION

Fields Technologies, Inc.
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Full Name of Registrant

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Former Name if Applicable

333 Main Street
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Address of Principal Executive Office (Street and Number)

Park City, Utah 84060
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check if appropriate): [X]


(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c)has been attached if applicable.





PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the complexities of a recent reverse merger, the documents required for a complete filing are not yet available.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Randall K. Fields                   (435)                  645-2047
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       (Name)                      (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 month or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
              [ ]   Yes     [X] No

    If so, attach an explanation of the anticipated change, both normatively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            FIELDS TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 27, 2001          By:    /s/   Randall K. Fields
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                                            Randall K. Fields
                                            CEO & President

Instructions: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1000)